Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Hexcel Corporation on Form S-3 of our report dated March 10, 2005 relating to the financial statements of BHA Aero Composite Parts Co., Ltd. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to BHA Aero Composite Parts Co., Ltd.’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Hexcel Corporation for the year ended December 31, 2004.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in the Prospectus, which is part of this Registration Statement.

July 8, 2005

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China